As filed with the Securities and Exchange Commission on May 30, 2008

Registration No. 333-150232

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-1

REGISTRATION STATEMENT

THE SECURITIES ACT OF 1933

CORCEPT THERAPEUTICS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	2834	77-0487658
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

149 Commonwealth Drive

Menlo Park, CA 94025

(650) 327-3270

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph K. Belanoff, M.D.

Chief Executive Officer

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, CA 94025

(650) 327-3270

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Alan C. Mendelson

Keith Benson

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

☐ Large accelerated filer	Accelerated filer ☐
☐ Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE (1)

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (5)
Common Stock, $0.001 par value	3,614,757 shares	$3.45(3)	$12,470,912(3)	$490.11
Common Stock, $0.001 par value per share, issuable upon the exercise of warrants	330,000 shares	$3.53(4)	$ 1,164,900(4)	$ 45.78
Total	3,944,757 shares		$13,635,812	$535.89

(1)

The Calculation of Registration Fee table reflects the reduction in the number of shares subject to this registration statement from 9,646,159 shares of common stock. The number of shares of common stock and shares of common stock issuable upon exercise of warrants represents one-third of the public float (11,834,271) as of the date of this Amendment No. 1 to Form S-1. The filing fee for the reduced number of shares was previously paid in connection with the initial filing of this registration statement. The balance of the filing fee previously paid ($817.77) is being reserved for use with future registration statements pursuant to Rule 457(p) under the Securities Act of 1933.

(2)

This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high ($3.56) and low ($3.33) prices of the registrant’s common stock as reported on the Nasdaq Capital Market on April 9, 2008.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933 on the basis of the exercise price of the warrants.
(5)	The filing fee was previously paid in connection with the initial filing of this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 30, 2008.

3,944,757 Shares

Common Stock

This prospectus relates to shares of common stock of Corcept Therapeutics Incorporated that may be sold by the selling stockholder identified in this prospectus. The shares of common stock offered under this prospectus by the selling stockholder are issuable to Kingsbridge Capital Limited, or Kingsbridge, pursuant to a common stock purchase agreement between Kingsbridge and ourselves dated March 25, 2008 and a warrant we issued to Kingsbridge on that date. We are registering the offer and sale of the shares to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of shares by the selling stockholder. This registration statement covers only approximately 37% of the 9,646,159 shares of our common stock issuable pursuant to the common stock purchase agreement with Kingsbridge and all of the 330,000 shares of our common stock issuable upon exercise of the warrant issued to Kingsbridge. We will file subsequent registration statements covering the resale of additional shares of our common stock issuable pursuant to the common stock purchase agreement with Kingsbridge beginning approximately 60 days after we have substantially completed the sale to Kingsbridge under the common stock purchase agreement of the shares subject to this registration statement.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution.” Kingsbridge is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with sales of shares offered pursuant to this prospectus. We will pay the expenses incurred in registering the shares, including legal and accounting fees.

Our common stock is traded on the Nasdaq Capital Market under the symbol “CORT”. The last reported sale price on May 29, 2008, was $2.17 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2008.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors, the financial statements and the documents incorporated herein by reference. Unless otherwise indicated, the terms “Corcept,” “we,” “us,” “our,” “our company” “the company” and “our business” refer to Corcept Therapeutics Incorporated.

Overview

We are a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic diseases. Our current focus is on the development of drugs for disorders that are associated with a steroid hormone called cortisol. Elevated levels and abnormal release patterns of cortisol have been implicated in a broad range of human disorders. Our scientific founders are responsible for many of the critical discoveries illustrating the link between psychiatric and metabolic disorders and aberrant cortisol. Since our inception in May 1998, we have been developing our lead product, CORLUX®, a glucocorticoid receptor II, or GR-II, antagonist. CORLUX modulates the effect of cortisol by selectively blocking the binding of cortisol to one of its two known receptors, the GR-II receptor, also known as the Type II or GR receptor.

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Psychotic depression. We have an exclusive patent license from Stanford University for the use of GR-II antagonists to treat the psychotic features of psychotic major depression, hereinafter referred to as psychotic depression. The United States Food and Drug Administration, or FDA, has granted “fast track” status to our program to evaluate the safety and efficacy of CORLUX for the treatment of the psychotic features of psychotic depression. Psychotic depression affects approximately three million people annually in the US. There is no FDA-approved treatment for psychotic depression. Psychiatrists currently use two approaches: electroconvulsive therapy, or ECT, which involves passing an electrical current through the brain until the patient has a seizure, and combination drug therapy (simultaneous use of antidepressant and antipsychotic medications). Both ECT and combination drug therapy almost always have slow onsets of action and debilitating side effects. By modifying the level and release pattern of cortisol within the human body, we believe that CORLUX may be able to treat the psychotic features of psychotic depression more quickly and effectively and with fewer side effects than is possible with currently available treatments.

Three Phase 3 clinical trials have been completed. While the response rate to medicine exceeded the response rate to placebo in each of these studies for the primary endpoint, a 50% reduction in the Brief Psychiatric Rating Scale Positive Symptom Subscale (BPRS PSS) at day 7 sustained to day 56, in none of these studies was the difference in response rate statistically significant. However a robust relationship was demonstrated between higher dosing plasma level and a higher response rate. This relationship was tested prospectively in the last of our completed Phase 3 trials using a predetermined plasma concentration that correlates with response and was met with statistical significance. We believe that the confirmation of a drug concentration/response correlation threshold for efficacy provides a strong basis for our fourth Phase 3 study, which commenced enrollment in March 2008.

If we obtain FDA approval, we initially intend to market and sell CORLUX for psychotic depression in the United States directly to hospitals with in-patient psychiatric units, first focusing on those that use ECT. We then intend to expand our sales efforts to address the larger group of psychotic depression patients currently undergoing combination drug therapy. Given the concentrated nature of the initial target audience, we believe that we will be able to generate significant revenue with a relatively small, highly-focused medical education and commercialization team.

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Antipsychotic-induced Weight Gain Mitigation. In June 2007, we announced preliminary top-line results of our proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the administration of olanzapine. The top line results indicated a statistically significant reduction in weight gain in those subjects who took olanzapine plus CORLUX compared to those who took olanzapine alone. The purpose of this study was to explore the hypothesis that GR-II antagonists would mitigate weight gain associated with atypical antipsychotic medications, such as olanzapine, risperidone, clozapine and quetiapine, which are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning label relating to treatment emergent hyperglycemia and diabetes mellitus. Eli Lilly provided olanzapine and financial support for this study.

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Cushing’s Syndrome. The FDA has granted Orphan Drug Designation for CORLUX for the treatment of endogenous Cushing’s Syndrome, hereinafter referred to as “Cushing’s Syndrome”—a disorder caused by prolonged exposure of the body’s tissues to high levels of the hormone cortisol. “Orphan” drugs obtain seven years of marketing exclusivity from the date of approval, as well as tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.

The Investigational New Drug application, or IND, for the evaluation of CORLUX for the treatment of Cushing’s Syndrome was opened in September 2007. The FDA has indicated that a single study may provide a reasonable basis for the submission of a New Drug Application, or NDA, for this indication. This trial was opened for enrollment late in December 2007.

In addition to the above, we also own or have exclusively licensed issued patents and patent applications relating to the treatment of several disorders that we believe also result from, or are negatively affected by, prolonged exposure to elevated cortisol including increasing the therapeutic response to ECT, mild cognitive impairment, stress disorders and the treatment of delirium. We also have filed patent applications for additional diseases that may benefit from treatment with a drug that blocks the GR-II receptor.

We were incorporated in the State of Delaware on May 13, 1998. Our registered trademarks include Corcept® and CORLUX. Other service marks, trademarks and tradenames referred to in this prospectus are the property of their respective owners.

EQUITY FINANCING WITH KINGSBRIDGE CAPITAL

On March 25, 2008, we entered into a Committed Equity Financing Facility, or CEFF, with Kingsbridge, pursuant to which Kingsbridge committed to purchase, from time to time over a period of three years, shares of our common stock for cash consideration up to an aggregate of the lesser of up to $60 million or up to 9,646,159 shares of our common stock, subject to certain conditions and restrictions. In connection with the CEFF, we entered into a common stock purchase agreement and registration rights agreement with Kingsbridge, both dated March 25, 2008, and on that date we also issued a warrant to Kingsbridge to purchase 330,000 shares of our common stock at a price of $3.525 per share. This warrant is fully exercisable beginning six months after March 25, 2008 and for a period of five years thereafter.

The shares of common stock that may be issued to Kingsbridge under the common stock purchase agreement and the warrant will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to the registration rights agreement, we have filed a registration statement of which this prospectus is a part, covering the possible resale by Kingsbridge of a portion of the shares that we may issue to Kingsbridge under the common stock purchase agreement or upon exercise of the warrant. Through this prospectus, the selling stockholder may offer to the public for resale shares of our common stock that we may issue to Kingsbridge pursuant to the common stock purchase agreement, or that Kingsbridge may acquire upon exercise of the warrant.

This registration statement covers only approximately 37% of the 9,646,159 shares of our common stock issuable pursuant to the common stock purchase agreement with Kingsbridge and all of the 330,000 shares of our common stock issuable upon exercise of the warrant issued to Kingsbridge. We will file subsequent registration statements covering the resale of additional shares of our common stock issuable pursuant to the common stock purchase agreement with Kingsbridge beginning approximately 60 days after we have substantially completed the sale to Kingsbridge under the common stock purchase agreement of the shares subject to this registration statement.

For a period of 36 months from the first trading day following the effectiveness of this prospectus, we may, from time to time, at our discretion, and subject to certain conditions that we must satisfy, draw down funds under the CEFF by selling shares of our common stock to Kingsbridge. The purchase price of these shares will be at a discount ranging from 6 to 10 percent, depending on the volume weighted average price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period is determined by the higher of $1.50 or 90% of Corcept’s common stock closing price the day before the commencement of each draw down. The discount on each of these eight trading days will be determined as follows:

VWAP*	Percent of VWAP (Applicable Discount)
Greater than $11.00 per share	94%	(6)%

Less than or equal to $11.00 per shares but greater than or equal to $6.01 per share	92%	(8)%

Less than or equal to $6.00 per share but greater than or equal to $1.50 per share.	90%	(10)%

*	As set forth in the common stock purchase agreement, “VWAP” means the volume weighted average price (the aggregate sales price of all trades of our common stock during each trading day divided by the total number of shares of common stock traded during that trading day) of our common stock during any trading day as reported by Bloomberg, L.P. using the AQR function. The VWAP and corresponding discount will be determined for each of the eight trading days during a draw down pricing period.

During the eight trading day pricing period for a draw down, if the VWAP for any one trading day is less than the greater of (i) $1.50 or (ii) 90 percent of the closing price of our common stock for the trading day immediately preceding the beginning of the draw down period, the VWAP from that trading day will not be used in calculating the number of shares to be issued in connection with that draw down, and the draw down amount for that pricing period will be reduced by one-eighth of the draw down amount we had initially specified. In addition, if trading in our common stock is suspended for any reason for more than three consecutive or non-consecutive hours during any trading day during a draw down pricing period, that trading day will not be used in calculating the number of shares to be issued in connection with that draw down, and the draw down amount for that pricing period will be reduced by one eighth of the draw down amount we had initially specified.

The maximum number of shares of common stock that we can issue pursuant to the CEFF is 9,646,159 shares. An additional 330,000 shares of common stock are issuable if Kingsbridge exercises the warrant that we issued to it in connection with its entry into the CEFF. We intend to exercise our right to draw down amounts under the CEFF, if and to the extent available, at such times as we have a need for additional capital and when we believe that sales of stock under the CEFF provide an appropriate means of raising capital.

Our ability to require Kingsbridge to purchase our common stock is subject to various limitations. Each draw down can access capital in tranches of up to 1.25% of Corcept’s market capitalization at the time of the initiation of the draw down period, or, at our option, the lesser of (a) 2.5% of Corcept’s market capitalization at the time of the initiation of the draw down period, and (b) an alternative draw down amount as defined in the agreement; provided, however, that in no event may the maximum draw down amount exceed $10 million per tranche, subject to certain conditions. Unless Kingsbridge agrees otherwise, a minimum of seven trading days must elapse between the expiration of any draw down pricing period and the beginning of the next draw down pricing period.

The CEFF does not prohibit the Company from conducting additional debt or equity financings, other than financings similar to the CEFF and other future priced securities.

The issuance of our common stock under the CEFF or upon exercise of the Kingsbridge warrant will have no effect on the rights or privileges of existing holders of common stock except that the economic and voting interests of each stockholder will be diluted as a result of the issuance. Although the number of shares of common stock that stockholders presently own will not decrease, these shares will represent a smaller percentage of our total shares that will be outstanding after any issuances of shares of common stock to Kingsbridge. If we draw down amounts under the CEFF when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Such issuances will have a dilutive effect and may further decrease our stock price.

Kingsbridge agreed in the common stock purchase agreement that during the term of the CEFF, neither Kingsbridge nor any of its affiliates, nor any entity managed or controlled by it, will, or cause or assist any person to, enter into or execute any short sale of any shares of our common stock as defined in Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended.

Before Kingsbridge is obligated to buy any shares of our common stock pursuant to a draw down, the following conditions, none of which is in Kingsbridge’s control, must be met:

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Each of our representations and warranties in the common stock purchase agreement shall be true and correct in all material respects as of the date when made and as of the draw down exercise date as though made at that time, except for representations and warranties that are expressly made as of a particular date.

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We shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the common stock purchase agreement, the registration rights agreement and the warrant to be performed, satisfied or complied with by us.

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We shall have complied in all material respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the common stock purchase agreement and the consummation of the transactions it contemplates.

•	The registration statement, which includes this prospectus, shall have previously become effective and shall remain effective.

•

We shall not have knowledge of any event that could reasonably be expected to have the effect of causing the registration statement applicable to Kingsbridge’s resale of shares of our common stock to be suspended or otherwise ineffective.

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Trading in our common stock shall not have been suspended by the Securities and Exchange Commission, or the SEC, the Nasdaq Capital Market or the National Association of Securities Dealers and trading in securities generally on the Nasdaq Capital Market shall not have been suspended or limited.

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No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, endorsed or, to the knowledge of us, threatened by any court or governmental authority which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the common stock purchase agreement.

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No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or, to the knowledge of us, threatened, and, to the knowledge of us, no inquiry or investigation by any governmental authority shall have been threatened, against us or any of our officers, directors or affiliates seeking to enjoin, prevent or change the transactions contemplated by the common stock purchase agreement or seeking damages in connection with such transactions.

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We shall have sufficient shares of common stock, calculated using the closing trade price of the common stock as of the trading day immediately preceding a draw down, registered under the registration statement to issue and sell such shares in accordance with such draw down.

•	The warrant to purchase 330,000 shares of our common stock shall have been duly executed, delivered and issued to Kingsbridge, and we shall not be in default in any material respect under the warrant.

•	Kingsbridge shall have received an opinion from our outside legal counsel in the form previously agreed to.

There is no guarantee that we will be able to meet the foregoing conditions or any other conditions under the common stock purchase agreement or that we will be able to draw down any portion of the amounts available under the CEFF.

We also entered into a registration rights agreement with Kingsbridge. Pursuant to the registration rights agreement, we have filed a registration statement, which includes this prospectus, with the SEC relating to Kingsbridge’s resale of a portion of the shares of common stock that may be purchased by Kingsbridge under the common stock purchase agreement or that may be issued to Kingsbridge as a result of the exercise of the Kingsbridge warrant. The effectiveness of this registration statement is a condition precedent to our ability to sell common stock to Kingsbridge under the common stock purchase agreement. We are entitled in certain circumstances, including the existence of certain kinds of nonpublic information, to deliver a blackout notice to Kingsbridge to suspend the use of this prospectus and prohibit Kingsbridge from selling shares under this prospectus. If we deliver a blackout notice in the 15 trading days following the settlement of a draw down, or if the registration statement of which this prospectus is a part is not effective in circumstances not permitted by the registration rights agreement, then we must pay amounts to Kingsbridge, or issue Kingsbridge additional shares in lieu of payment, in an amount based on the number of shares held by Kingsbridge that were purchased pursuant to the draw down and the change in the market price of our common stock between the date the blackout notice is delivered (or the registration statement is not effective) and the date the prospectus again becomes available.

Kingsbridge may, upon one business day’s notice to us, terminate the CEFF if we enter into a transaction prohibited by the common stock purchase agreement without Kingsbridge’s prior written consent or within one business day’s notice if Kingsbridge provides written notice of a material adverse effect to us and such material adverse effect continues for a period of ten trading days after the receipt by us of such notice. Kingsbridge may also terminate the CEFF upon one business day’s notice to us at any time in the event that a registration statement is not initially declared effective in accordance with the registration rights agreement, provided, however, that in the event the registration statement is declared effective prior to the delivery of such notice, Kingsbridge shall have no right to terminate the CEFF. We may terminate the CEFF upon one business day’s notice to Kingsbridge, except that we may not terminate the CEFF during any draw down pricing period. In addition, either we or Kingsbridge may terminate the CEFF upon one business day’s notice if the other party has breached a material representation, warranty or covenant to the common stock purchase agreement and such breach is not remedied within ten trading days after notice of such breach is delivered to the breaching party.

The foregoing summary of the CEFF does not purport to be complete and is qualified by reference to the common stock purchase agreement, the registration rights agreement and the warrant, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are incorporated by reference into this prospectus, together with any additional disclosures in any supplements to this prospectus, before you decide to purchase our common stock. If any of these possible adverse events actually occurs, we may be unable to conduct our business as currently planned and our financial condition and operating results could be harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or a part of your investment. Please see “Special Note Regarding Forward-Looking Statements” and “Incorporation by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. All statements contained or incorporated by reference in this prospectus other than statements of historical fact are forward-looking statements. When used in this prospectus or any document incorporated by reference in this prospectus, the words “believe,” “anticipate,” “intend,” “plan,” “estimate,” “expect,” and similar expressions are forward-looking statements. Such forward-looking statements are based on current expectations, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements made or incorporated by reference in this prospectus include statements about:

•	the progress and timing of our research, development and clinical programs and the timing of regulatory activities

•	the timing of the market introduction of CORLUX® and future product candidates;

•	estimates of the dates by which we expect to report results of our clinical trials and the anticipated results of these trials;

•	our ability to market, commercialize and achieve market acceptance for CORLUX® or other future product candidates;

•	uncertainties associated with obtaining and enforcing patents;

•	our estimates for future performance; and

•	our estimates regarding our capital requirements and our needs for additional financing.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors. For a more detailed discussion of such forward-looking statements and the potential risks and uncertainties that may impact upon their accuracy, see the “Risk Factors” section of this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we undertake no obligations to update any forward looking statements. Accordingly, you should also carefully consider the factors set forth in reports or documents that we file from time to time with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholder will receive all of the proceeds from this offering.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise for cash of the warrants, the selling stockholder will pay us the exercise price of the warrants. To the extent that we receive proceeds from the cash exercise of the warrants, we intend to use a portion of the proceeds to conduct our next Phase 3 clinical trial evaluating CORLUX for the treatment of the psychotic features of psychotic depression and for other general corporate purposes, including working capital. The exercise price of the warrants issued to the selling stockholder is $3.525 per share. The warrants are also exercisable on a cashless basis in certain circumstances. We will not receive any cash payment from the selling stockholder upon any exercise of the warrants on a cashless basis. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including subdivisions and stock splits, stock dividends, combinations, reorganizations, reclassifications, consolidations, mergers or sales of properties and assets and upon the issuance of certain assets or securities to holders of our common stock, as applicable.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Kingsbridge Capital Limited, of shares of common stock that we may issue pursuant to the common stock purchase agreement we entered into with Kingsbridge on March 25, 2008, or upon exercise of the warrant we issued to Kingsbridge on that date. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights agreement we entered into with Kingsbridge on March 25, 2008.

The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares that it acquires under the common stock purchase agreement or upon exercise of the warrant.

The following table presents information regarding Kingsbridge and the shares that it may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes Kingsbridge and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The percentage of shares beneficially owned prior to the offering is based both on 48,473,164 shares of our common stock actually outstanding as of May 15, 2008 and on the assumption that all shares of common stock issuable under the common stock purchase agreement we entered into with Kingsbridge on March 25, 2008 and all shares of common stock issuable upon exercise of the warrant held by Kingsbridge are outstanding as of that date.

Name of Beneficial Owner	Shares Beneficially Owned Prior to the Offering			Number of Shares Offered	Shares Beneficially Owned After the Offering
	Number		Percent		Number	Percent
Kingsbridge Capital Limited(1)	3,944,757	(2)	7.5%	3,944,757	—	—

(1)	The address of Kingsbridge is Kingsbridge Capital Limited, Attention: Mr. Tony Hillman, P.O. Box 1075, Elizabeth House, 9 Castle Street, St. Helier, Jersey, JE42QP, Channel Islands.
(2)

Consists of 3,614,757 shares of common stock issuable under the common stock purchase agreement we entered into with Kingsbridge on March 25, 2008 and 330,000 shares of common stock issuable upon exercise of a warrant, which warrant is not exercisable before September 25, 2008. For the purposes hereof, we assumed the issuance of the 3,944,757 shares of common stock issuable pursuant to the common stock purchase agreement and warrant with Kingsbridge subject to this registration statement, but not the additional 6,031,402 shares of common stock potentially issuable pursuant to the common stock purchase agreement with Kingsbridge. We will file subsequent registration statements covering the resale of these additional shares of common stock beginning approximately 60 days after we have substantially completed the sale to Kingsbridge under the common stock purchase agreement of the shares subject to this registration statement. Adam Gurney, Maria O’Donoghue and Anthony Gardner-Hillman have voting and investment control of the securities held by Kingsbridge. Kingsbridge does not accept third party investments.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 140,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value. As of May 15, 2008, there were 48,473,164 shares of our common stock outstanding that were held of record by approximately 120 stockholders, and options to purchase 3,890,036 shares of common stock were outstanding. We will have a total of 48,473,164 shares of common stock outstanding following this offering.

The following description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws, both of which have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, and each holder does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Corcept. We have no present plans to issue any shares of preferred stock.

Registration Rights

Registration rights with respect to March 2008 private offering. In connection with the sale of an aggregate of 8,923,210 shares of our common stock and warrants to purchase an aggregate of 4,461,599 shares of common stock on March 14, 2008, or the March 2008 Offering, we entered into a registration rights agreement with the purchasers. Pursuant to the registration rights agreement, we agreed to prepare and file a registration statement, the March 2008 Offering registration statement, with the Securities and Exchange Commission within 30 days of the closing of the offering for purposes of registering the resale of the shares of common stock sold in the offering and the shares of common stock issuable upon exercise of the warrants sold in the offering, and any shares of common stock issued as a dividend or other distribution with respect to those shares. We agreed to use our best efforts to cause the March 2008 Offering registration statement to be declared effective by the Securities and Exchange Commission within 90 days after the closing of the offering (105 days in the event the March 2008 Offering registration statement is reviewed by the Securities and Exchange Commission). If we fail to meet either of these deadlines, fail to meet filing or effectiveness deadlines with respect to any additional registration statements required by the registration rights agreement, or fail to keep any of the March 2008 Offering registration statements continuously effective (with limited exceptions), we may be obligated to pay to the holders of the shares and warrants liquidated damages in the amount of 1% per month of the purchase price for the shares and warrants, up to a maximum cap of 10%. We also agreed, among other things, to indemnify the selling holders under the March 2008 Offering registration statements from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to our obligations under the registration rights agreement. We filed the March 2008 Offering registration statement with the SEC in April 2008. We intend to withdraw the March 2008 registration statement and refile it at a later date, and will be subject to the liquidated damages provisions described above until the refiled registration statement is declared effective by the Securities and Exchange Commission.

Registration rights with respect to shares covered by this registration statement and prospectus – Shares subject to issuance upon exercise of warrant granted to Kingsbridge Capital, and shares sold in connection with the Committee Equity Financing Facility, or CEFF, with Kingsbridge Capital. In connection with establishing the CEFF with Kingsbridge Capital, we entered into a registration rights agreement with Kingsbridge. Pursuant to the registration rights agreement, we filed a registration statement, of which this prospectus forms a part, with the Securities and Exchange Commission. We have agreed to use our commercially reasonable efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission within 180 days of the execution of our agreements with Kingsbridge. The effectiveness of this registration statement is a condition precedent to our ability to sell the shares of common stock subject to this registration statement to Kingsbridge under the CEFF. This registration statement covers only approximately 37% of the 9,646,159 shares of our common stock issuable pursuant to the CEFF and all of the 330,000 shares of our common stock issuable upon exercise of the warrant issued to Kingsbridge. We will file subsequent registration statements covering the resale of additional shares of our common stock issuable pursuant to the CEFF beginning approximately 60 days after we have substantially completed the sale to Kingsbridge under the CEFF of the shares subject to this registration statement. These subsequent registration statements are subject to our ability to prepare and file them, and may be subject to review and comment by the Staff of the Securities and Exchange Commission, as well as consent by our independent registered accounting firm. Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured. The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to Kingsbridge under the CEFF. We are entitled in certain circumstances, including the existence of certain kinds of nonpublic information, to deliver a blackout notice to Kingsbridge to suspend the use of the Kingsbridge prospectus and prohibit Kingsbridge from selling shares under that prospectus. If we deliver a blackout notice in the 15 trading days following the settlement of a draw down, or if the Kingsbridge registration statement of which the Kingsbridge prospectus is a part is not effective in circumstances not permitted by the agreement, then we must pay amounts to Kingsbridge, or issue Kingsbridge additional shares in lieu of payment, calculated by means of a varying percentage of an amount based on the number of shares held by Kingsbridge and the change in the market price of our common stock between the date the blackout notice is delivered (or the Kingsbridge registration statement is not effective) and the date the prospectus again becomes available. We intend to use our commercially reasonable efforts to cause this registration statement to be declared effective, within the time period required by the registration rights agreement with Kingsbridge.

Prior registration rights. A total of approximately 15.3 million shares of our common stock issued prior to our initial public offering or in connection with other private offerings completed during the last two years, the majority of which are held by our officers, directors and principal stockholders, are subject to registration rights pursuant to which we have agreed to file with the Securities and Exchange Commission registration statements covering the resale of these shares. We filed the registration statement covering these earlier shares in April 2008.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

Amended and Restated Certificate of Incorporation and Bylaws

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

•

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Corcept. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

•

Stockholder Meetings. Our charter documents provide that a special meeting of stockholders may be called only by the chairman of the board or by our president, or by a resolution adopted by a majority of our board of directors.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•	Elimination of Stockholder Action by Written Consent. Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

•	Amendment of Bylaws. Any amendment of our bylaws by our stockholders requires approval by holders of at least 66 2/3% of our then outstanding common stock, voting together as a single class.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “CORT”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

We are registering 3,944,757 shares of common stock under this prospectus on behalf of Kingsbridge. Except as described below, to our knowledge, the selling stockholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor, except as described below, do we know the identity of any brokers or market makers that may participate in the sale of the shares.

The selling stockholder may decide not to sell any shares. The selling stockholder may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Kingsbridge is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Kingsbridge has advised us that it may effect resales of our common stock through any one or more registered broker-dealers. Because the selling stockholder is deemed to be an underwriter, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the Nasdaq Capital Market, on the over-the-counter market, otherwise or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

•

a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with the Nasdaq rules;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholder may transfer the shares by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq Capital Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Kingsbridge and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees, as well as certain fees of counsel for the selling stockholder incurred in the preparation of the CEFF agreements and the registration statement of which this prospectus forms a part. The selling stockholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.

Under the terms of the Kingsbridge common stock purchase agreement and the registration rights agreement, we have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC, to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

VALIDITY OF THE SECURITIES

The validity of the common stock being offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Menlo Park, California. As of the date of this prospectus, Latham & Watkins LLP and certain attorneys in the Firm who have rendered, and will continue to render, legal services to us, own shares of our common stock and warrants exercisable for shares of our common stock representing in the aggregate less than one percent of the shares of our common stock outstanding immediately prior to the filing of this registration statement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, which may also be accessed on our website at www.corcept.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

•	Our definitive proxy statement on Schedule 14A filed May 8, 2008.

•

Current Reports on Form 8-K, filed on March 20, 2008, March 28, 2008 (with respect to Items 1.01, 3.02, 8.01, and 9.01), March 28, 2008 (with respect to Item 8.01 and exhibit 99.2 thereto, but not with respect to Item 2.02 or exhibit 99.1 thereto) and May 28, 2008.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Anne LeDoux, Vice President and Controller, Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, telephone: (650) 327-3270.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee and the Nasdaq Capital Market listing fee.

SEC registration fee	$536
Nasdaq Capital Market listing fee	—
Printing and engraving	5,000
Legal fees and expenses	100,000
Accounting fees and expenses	30,000
Blue sky fees and expenses (including legal fees)	2,500
Miscellaneous	1,964

Total	$140,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we have entered into separate indemnification agreements with our directors and executive officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the indemnification agreements to be entered into between us and our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities

During the past three years, we have sold and issued the following unregistered securities:

On December 15, 2006, we sold 3,000,000 shares of our common stock at a price of $1.00 per share, for aggregate proceeds of $3,000,000. The investor group was comprised of Paperboy Ventures LLC and Sutter Hill Ventures, both venture capital firms that are currently significant stockholders, and members of our board of directors, Joseph C. Cook, Jr., David L. Mahoney and James N. Wilson. G. Leonard Baker, Jr., a member of our board of directors, is also a managing director of the general partner of Sutter Hill Ventures. This financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended. As part of the transaction, we agreed to file a registration statement with the Securities and Exchange Commission for purposes of registering the resale of certain of the common stock issued in this transaction within two business days following the filing of the Annual Report on Form 10-K for the year ended December 31, 2006.

On March 30, 2007, we sold an aggregate of 9,000,000 shares of our common stock, par value $0.001, at a price of $1.00 per share to certain investors pursuant to a Common Stock Purchase Agreement dated that same date. The aggregate consideration received by the Company was $9,000,000. The investors included Paperboy Ventures, LLC, Sutter Hill Ventures and Alta Partners, LLP, all venture capital firms that are currently significant shareholders of the Company. The investors also included G. Leonard Baker, Jr., Joseph C. Cook, Jr., James A. Harper, David L. Mahoney, Alan F. Schatzberg, M.D. and James N. Wilson, who are members of our board of directors, and other accredited investors. This financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended. As part of the transaction, we agreed to file a registration statement with the Securities and Exchange Commission for purposes of registering the resale of certain of the common stock issued in this transaction within two business days following the filing of the Annual Report on Form 10-K for the year ended December 31, 2006.

On August 16, 2007, we agreed to sell an aggregate of 4,790,473 shares of common stock, par value $0.001, at a price of $2.10 per share, for aggregate proceeds of approximately $10.1 million, hereinafter referred to as the August / September Financing. We completed the initial closing of the August / September Financing on August 17, 2007, selling 3,599,997 shares of common stock, par value $0.001, at the purchase price of $2.10 per share for gross proceeds of $7.6 million. The Purchasers in the initial closing included Paperboy Ventures, LLC, Sutter Hill Ventures and Alta Partners, LLP, all venture capital firms that are currently significant shareholders of the Company. The Purchasers also included various entities affiliated with G. Leonard Baker, Jr., Joseph C. Cook, Jr., David L. Mahoney and James N. Wilson, who are members of the Company’s board of directors, and other qualified investors. Allen Andersson, a member of the Company’s board of directors, is the chairman of Paperboy Ventures. Mr. Baker is a partner and managing director of Sutter Hill Ventures. Alix Marduel, M.D., a member of the Company’s board of directors, is a managing director of Alta Partners. On September 24, 2007, after receiving approval at a special meeting of stockholders, we completed the second closing under the agreement selling an additional 1,190,476 shares of common stock, par value $0.001, at the purchase price of $2.10 per share to Paperboy Ventures LLC for additional proceeds of $2.5 million. This financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended, and Regulation D under the Securities Act of 1933, as amended. The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company filed a registration statement with the Securities and Exchange Commission for purposes of registering the resale of the common stock issued in these transactions in April 2008. Shares of common stock sold in the private transactions in December 2006 and March 2007 that were not registered for resale in the April 2007 Form S-1 are included for registration for resale in this same registration statement.

On March 14, 2008, we entered into a definitive agreement with certain accredited investors for the private placement of approximately 8.9 million shares of our common stock at a price of $2.77 per share and warrants to purchase approximately 4.5 million shares of our common stock, at a price of $0.125 per warrant. The warrants have a seven year term and an exercise price of $2.77 per share. The closing for the financing occurred on March 25, 2008 and generated approximately $25 million in net proceeds, after deducting the costs of issuance. The Purchasers in this transaction were led by Longitude Capital Management Co., LLP. Other investors participating in the offering include Paperboy Ventures LLC, Sutter Hill Ventures and Alta Partners, LLP, venture capital firms that are all significant shareholders in us, as well as various entities and individuals related to these firms. Also investing are trusts and other entities related to members of our Board of Directors, Joseph C. Cook, Jr., David L. Mahoney, G. Leonard Baker and James N. Wilson, and other accredited investors. Mr. Baker is a partner and managing director of Sutter Hill Ventures. Alix Marduel, M.D., a member of the Company’s board of directors, is a managing director of Alta Partners. Allen Anderson, a member of the Company’s board of directors, is the chairman of Paperboy Ventures. This financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended, and Regulation D under the Securities Act of 1933, as amended. The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company filed the initial registration statement with the Securities and Exchange Commission for purposes of registering the resale of the common stock issued in this transaction in April 2008.

On March 25, 2008, we entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited (Kingsbridge), a private investor. Under the terms of the agreement, Kingsbridge has committed to provide up to $60 million of capital during the next three years through the purchase of newly-issued shares of our common stock. The maximum number of shares that can be sold by us under this agreement is approximately 9.6 million shares. Under the terms of the agreement, the determination of the exact timing and amount of any CEFF financings will be made solely by us, subject to certain conditions. The actual amount of funds that can be raised under this agreement will be dependent on the number of shares actually sold under the agreement and the market value of our stock during the pricing periods of each sale.

Certain details of the CEFF are as follows:

•

Under the terms of the agreement, we have access to up to $60 million from Kingsbridge in exchange for newly-issued shares of our common stock for a period of up to three years after the Securities and Exchange Commission declares effective the registration statement to be filed by us covering the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant discussed below.

•

We can access capital under the CEFF in tranches of up to 1.25% of our market capitalization at the time of the initiation of the draw down period, or, at our option, the lesser of (a) 2.5% of our market capitalization at the time of the initiation of the draw down period, and (b) an alternative draw down amount as defined in the agreement; provided, however, that in no event may the maximum draw down amount exceed $10 million per tranche, subject to certain conditions.

•

Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 10%, depending on the volume weighted average price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period is determined by the higher of $1.50 or 90% of our common stock closing price the day before the commencement of each draw down.

•	Throughout the term of the agreement, Kingsbridge has agreed it will not, and will not cause any other person to, enter into or execute a short sale of any of our securities.

•

We are not obligated to utilize any of the $60 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on our operating activities, automatic pricing resets or minimum market volume restrictions.

•	The agreement does not prohibit us from conducting additional debt or equity financing, other than financings similar to the CEFF and other future priced securities.

•

In connection with the CEFF, we issued a warrant to Kingsbridge to purchase up to 330,000 shares of common stock at an exercise price of $3.525 per share which represents a 25% premium over the average of the closing bid prices of our common stock during the 5 trading days preceding the signing of the agreement. The warrant will become exercisable after the six month anniversary of the date of the agreement. The warrant will remain exercisable, subject to certain exceptions, until five years after the date it becomes exercisable.

The CEFF, and the issuance of the warrant in connection with the CEFF, is exempt from registration pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D under the Securities Act of 1933, as amended.

The warrant issued to Kingsbridge and the shares of common stock issuable under the CEFF, and the shares issuable upon the exercise of the warrant, have not been registered under the Securities Act, or state securities laws, and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements. We filed this registration statement with the SEC covering the resale of 3,614,757 shares issuable under the CEFF and 330,000 shares issuable upon the exercise of the warrant in April 2008.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Document
3.1(1)	Amended and Restated Certificate of Incorporation

3.2(5)	Amended and Restated Bylaws

4.1(1)	Specimen Common Stock Certificate

4.2(1)	Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of May 8, 2001

4.3(1)	Amendment No. 1 to Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of March 16, 2004

4.4(11)	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008

4.5(11)	Warrant, dated March 25, 2008 issued to Kingsbridge Capital Limited.

5.1**	Opinion of Latham & Watkins LLP

10.1*(1)	2000 Stock Option Plan

10.2*(1)	Employment offer letter to Robert L. Roe, M.D., dated October 18, 2001

10.3*(1)	Employment offer letter to Fred Kurland, dated February 3, 2004

10.4*(1)	Promissory Note and Pledge Agreement by and between Corcept Therapeutics Incorporated and Robert L. Roe, M.D., dated as of October 22, 2001

10.5(1)	Form of Indemnification Agreement

10.6#(1)	License Agreement by and between The Board of Trustees of the Leland Stanford Junior University and Corcept Therapeutics Incorporated, dated as of July 1, 1999

10.7(1)	Research Agreement/cGMP Manufacturing, by and between Corcept Therapeutics Incorporated and KP Pharmaceutical Technology, Inc., dated as of February 12, 2002

10.8(1)	Master Clinical Development Agreement by and between Corcept Therapeutics Incorporated and Scirex Corporation, dated as of July 12, 2001

10.9#(1)	Memorandum of Understanding, Supply and Services Agreement, by and between Corcept Therapeutics Incorporated and ScinoPharm Taiwan, dated as of June 12, 2000

10.10(1)*	Consulting, Confidential Information and Inventions Agreement by and between Corcept Therapeutics Incorporated and Alan Schatzberg M.D., dated as of May 31, 1999

10.11(1)*	2004 Equity Incentive Plan

10.12(1)	Master Services Agreement by and between Corcept Therapeutics Incorporated and PPD Development, LP, dated as of January 17, 2003

10.13(2)	Master Services Agreement by and between Corcept Therapeutics Incorporated and i3 Research, a division of Ingenix Pharmaceuticals Services (UK) Limited, dated as of November 2, 2004

10.14(3)	Office Lease Agreement by and between Corcept Therapeutics Inc., and Exponent Realty, LLC, dated May 23, 2005

10.15(6)##	Manufacturing Agreement with Produits Chimgues Auxiliaries et de Synthese SA, dated November 8, 2006

10.16(4)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of the Purchasers listed on Exhibit A thereto, dated November 14, 2006

10.17(7)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of those persons and entities listed on the Schedule of Purchasers thereto, dated as of March 30, 2007

10.18(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Joseph K. Belanoff, M. D., dated July 24, 2007

10.19(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Robert L. Roe, M. D., dated July 24, 2007

10.20(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Anne M. LeDoux, dated July 24, 2007

Exhibit Number	Description of Document
10.21(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and James N. Wilson, dated July 24, 2007

10.22(9)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of the Purchasers listed on Exhibit A thereto, dated August 16, 2007

10.23(10)	Form of Indemnification Agreement for directors and officers approved by the Board of Directors on September 24, 2007.

10.24(11)	Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008.

10.25(11)	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated March 14, 2008.

10.26(11)	Common Stock Purchase Agreements by and between Kingsbridge Capital Limited and Corcept Therapeutics Incorporated dated as of March 25, 2008.

10.27(11)	Registration Rights Agreement by and between Corcept Therapeutics Incorporated and Kingsbridge Capital Limited, dated as of March 25, 2008.

23.1	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Latham & Watkins LLP

24.1**	Power of Attorney

#	Confidential treatment granted
##	Confidential treatment requested
*	Management compensatory plan
**	Previously filed
(1)	Incorporated by reference to the Registrant’s Registration Statement on From S-1 (Registration No. 333-112676) initially filed by the registrant with the SEC on February 10, 2004.
(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on March 29, 2005.
(3)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed by the registrant with the SEC on August 11, 2005.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on November 14, 2006.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on September 27, 2007.
(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on April 2, 2007.
(7)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on April 3, 2007.
(8)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which was filed by the registrant with the SEC on August 14, 2007.
(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on August 21, 2007.
(10)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which was filed by the registrant with the SEC on November 14, 2007.
(11)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on March 31, 2008.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California on this 30th day of May, 2008.

CORCEPT THERAPEUTICS INCORPORATED

By:	/s/ JOSEPH K. BELANOFF
Joseph K. Belanoff, M.D.
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Joseph K. Belanoff and Anne LeDoux, and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH K. BELANOFF Joseph K. Belanoff, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2008

/s/ ANNE LEDOUX Anne LeDoux	Vice President and Controller (Principal Financial and Accounting Officer)	May 30, 2008

/s/ * James N. Wilson	Director and Chairman of the Board of Directors	May 30, 2008

/s/ *	Director	May 30, 2008
Allen Andersson

/s/ *	Director	May 30, 2008
G. Leonard Baker, Jr.

/s/ *	Director	May 30, 2008
Joseph C. Cook, Jr.

/s/ *	Director	May 30, 2008
Patrick G. Enright

/s/ *	Director	May 30, 2008
James A. Harper

/s/ *	Director	May 30, 2008
David L. Mahoney

/s/ *	Director	May 30, 2008
Alix Marduel, M.D.

Director
David B. Singer

*	/s/ JOSEPH K. BELANOFF
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1(1)	Amended and Restated Certificate of Incorporation

3.2(5)	Amended and Restated Bylaws

4.1(1)	Specimen Common Stock Certificate

4.2(1)	Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of May 8, 2001

4.3(1)	Amendment No. 1 to Amended and Restated Information and Registration Rights Agreement by and among Corcept Therapeutics Incorporated and certain holders of preferred stock, dated as of March 16, 2004

4.4(11)	Form of Warrant issued in connection with the Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008

4.5(11)	Warrant, dated March 25, 2008 issued to Kingsbridge Capital Limited.

5.1**	Opinion of Latham & Watkins LLP

10.1*(1)	2000 Stock Option Plan

10.2*(1)	Employment offer letter to Robert L. Roe, M.D., dated October 18, 2001

10.3*(1)	Employment offer letter to Fred Kurland, dated February 3, 2004

10.4*(1)	Promissory Note and Pledge Agreement by and between Corcept Therapeutics Incorporated and Robert L. Roe, M.D., dated as of October 22, 2001

10.5(1)	Form of Indemnification Agreement

10.6#(1)	License Agreement by and between The Board of Trustees of the Leland Stanford Junior University and Corcept Therapeutics Incorporated, dated as of July 1, 1999

10.7(1)	Research Agreement/cGMP Manufacturing, by and between Corcept Therapeutics Incorporated and KP Pharmaceutical Technology, Inc., dated as of February 12, 2002

10.8(1)	Master Clinical Development Agreement by and between Corcept Therapeutics Incorporated and Scirex Corporation, dated as of July 12, 2001

10.9#(1)	Memorandum of Understanding, Supply and Services Agreement, by and between Corcept Therapeutics Incorporated and ScinoPharm Taiwan, dated as of June 12, 2000

10.10(1)*	Consulting, Confidential Information and Inventions Agreement by and between Corcept Therapeutics Incorporated and Alan Schatzberg M.D., dated as of May 31, 1999

10.11(1)*	2004 Equity Incentive Plan

10.12(1)	Master Services Agreement by and between Corcept Therapeutics Incorporated and PPD Development, LP, dated as of January 17, 2003

10.13(2)	Master Services Agreement by and between Corcept Therapeutics Incorporated and i3 Research, a division of Ingenix Pharmaceuticals Services (UK) Limited, dated as of November 2, 2004

10.14(3)	Office Lease Agreement by and between Corcept Therapeutics Inc., and Exponent Realty, LLC, dated May 23, 2005

10.15(6)##	Manufacturing Agreement with Produits Chimgues Auxiliaries et de Synthese SA, dated November 8, 2006

10.16(4)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of the Purchasers listed on Exhibit A thereto, dated November 14, 2006

10.17(7)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of those persons and entities listed on the Schedule of Purchasers thereto, dated as of March 30, 2007

10.18(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Joseph K. Belanoff, M. D., dated July 24, 2007

10.19(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Robert L. Roe, M. D., dated July 24, 2007

Exhibit Number	Description of Document
10.20(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and Anne M. LeDoux, dated July 24, 2007

10.21(8)	Severance and Change in Control Agreement by and between Corcept Therapeutics, Inc., and James N. Wilson, dated July 24, 2007

10.22(9)	Common Stock Purchase Agreement by and among Corcept Therapeutics Incorporated and each of the Purchasers listed on Exhibit A thereto, dated August 16, 2007

10.23(10)	Form of Indemnification Agreement for directors and officers approved by the Board of Directors on September 24, 2007.

10.24(11)	Securities Purchase Agreement by and among Corcept Therapeutics Incorporated and the purchasers named therein, dated March 14, 2008.

10.25(11)	Registration Rights Agreement by and among Corcept Therapeutics Incorporated and the investors signatory thereto, dated March 14, 2008.

10.26(11)	Common Stock Purchase Agreements by and between Kingsbridge Capital Limited and Corcept Therapeutics Incorporated dated as of March 25, 2008.

10.27(11)	Registration Rights Agreement by and between Corcept Therapeutics Incorporated and Kingsbridge Capital Limited, dated as of March 25, 2008.

23.1	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Latham & Watkins LLP

24.1**	Power of Attorney

#	Confidential treatment granted
##	Confidential treatment requested
*	Management compensatory plan
**	Previously filed
(1)	Incorporated by reference to the Registrant’s Registration Statement on From S-1 (Registration No. 333-112676) initially filed by the registrant with the SEC on February 10, 2004.
(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on March 29, 2005.
(3)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed by the registrant with the SEC on August 11, 2005.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on November 14, 2006.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on September 27, 2007.
(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on April 2, 2007.
(7)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on April 3, 2007.
(8)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which was filed by the registrant with the SEC on August 14, 2007.
(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed by the registrant with the SEC on August 21, 2007.
(10)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which was filed by the registrant with the SEC on November 14, 2007.
(11)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed by the registrant with the SEC on March 31, 2008.